EXHIBIT (20)(a)

Contacts:                                           FOR IMMEDIATE RELEASE


Provident
Thomas A.H. White
(423) 755-8996


Paul Revere
Gerald M. Gates
(508) 792-6332


             The Paul Revere Corporation of Reports Results for
                           Third Quarter of 1996

                    Results Include Impact of Individual
                          Disability Reserve Study


        Worcester, Massachusetts, November 6, 1996 -- The Paul Revere Corporation (NYSE: PRL) today reported a net loss of $224.2 million ($4.98 per common share) for the third quarter of 1996, compared to net income of $21.8 million ($0.48 per common share) for the third quarter of 1995.

        The loss in the quarter is due to a $224.3 million after-tax reserve strengthening ($5.43 per common share) in the individual disability insurance segment, prompted by the results of the previously announced comprehensive reserve study.

        The reserve strengthening reflects a change in the company's long term view of morbidity trends from an assumption of gradual improvement to one of generally level morbidity trends.

        For the first nine months of 1996, Paul Revere reported a net loss of $187.7 million ($4.04 per common share), compared to net income of $64.5 million ($1.43 per common share) in the first nine months of 1995.

        These results include after-tax net realized investment gains of $6.2 million ($0.14 per common share) in the third quarter of 1996 and $4.6 million ($0.10 per common share) in the third quarter of 1995. For the first nine months of 1996, after-tax net realized investment gains were $25.6 million ($0.57 per common share) and $18.7 million ($0.41 per common share) in the first nine months of 1995.

        The individual disability insurance segment reported a loss before income taxes of $365.7 million in the third quarter of 1996, compared to income before income taxes of $14.3 million for the third quarter of 1995. These results include the impact of the reserve strengthening, which totaled $380.0 million on a before-tax basis. Premium income in this segment grew $7.2 percent to $598.4 million in the first nine months of 1996, from $549.7 million in the first nine months of 1995.

        The company's individual life insurance and financial products business segments reported positive operating trends during the period.
The individual life insurance segment reported operating earnings of $3.1 million in the third quarter of 1996, compared to $2.7 million in the same quarter of the prior year. The financial products segment reported operating earnings of $7.3 million in the third quarter of 1996, compared to $9.1 million last year. The third quarter of 1995 results in this segment included the impact of a one-time gain of $2.0 million as a result of exercising a liquidation option of the insurance contract underlying the home office employees' pension plan.

        In the group insurance segment, operating earnings were $4.3 million in the third quarter of 1996, a decrease as compared to $6.6 million in the third quarter of 1995, primarily attributable to an elevated benefit ratio in the segment's non-disability line of business. The group disability line of business benefit ratio improved to 76.0% during the quarter ended September 30, 1996, as compared to 78.1% during the comparable quarter of 1995. Sales within the group disability line improved
26.8 percent to $13.2 million in the third quarter of 1996, from $10.4 million in the third quarter of 1995, due to continued strong sales of group disability products.

        In a related release dated today by Provident Companies, Inc., and Textron Inc., the two companies have reached an agreement under which Textron would provide additional capital into its 83%-owned subsidiary, The Paul Revere Corporation, and the companies will make certain other adjustments relating to Provident's pending acquisition of Paul Revere. Provident announced on April 29, 1996, a definitive agreement to acquire all outstanding shares of Paul Revere. The financial terms of the acquisition are unchanged to Paul Revere's public shareholders as a result of the Textron/Provident agreement. The transaction is presently targeted to close early in the first quarter of 1997.

        The transaction remains subject to the resolution of issues raised in the regulatory review process of the joint proxy/prospectus being prepared for the required vote of the shareholders of Provident and Paul Revere, and the transaction remains subject to the approval of the Commonwealth of Massachusetts Division of Insurance (the Division). During the third quarter of 1996, Paul Revere initiated a comprehensive study of the adequacy of its individual disability statutory reserves to consider experience through September 30, 1996. The Division has determined to update its quadrennial examination of Paul Revere to review the results of the statutory reserve study. The statutory reserve study, and consequently the Division's review, has not yet been completed. Textron has agreed to provide additional capital to Paul Revere based on a final determination of the required levels of Paul Revere's statutory reserves, subject to certain limits.

        The Paul Revere Corporation, an 83%-owned subsidiary of Textron Inc., is the parent company of the Paul Revere Life Insurance Company, which provides disability insurance and other insurance products in the United States and Canada.

        Provident Companies, Inc., is a provider of disability, life and related coverages to the Individual and Employee Benefits marketplace.